Exhibit (d)(2)

Execution Version

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is made and entered into as of February 29, 2016, by and among VTech Holdings Limited, an exempted company incorporated in Bermuda with limited liability (“Parent”), Bonita Merger Sub, L.L.C., a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Acquisition Sub”) and LeapFrog Enterprises, Inc., a Delaware corporation (the “Company”).  Parent, Acquisition Sub and the Company shall be referred to herein, individually, as a “Party” and collectively as the “Parties”.

RECITALS

(A)                               Parent, Acquisition Sub and the Company have entered into that certain Agreement and Plan of Merger, dated as of February 5, 2016 (the “Agreement”); and

(B)                               the Parties wish to amend the Agreement as set forth in ARTICLE I herein, and further provide certain consents and acknowledgments in connection with the Agreement as set forth in ARTICLE II herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Acquisition Sub and the Company agree, upon the terms and subject to the conditions contained herein, as follows:

ARTICLE I

AMENDMENTS

1.1                               Defined Terms.  Unless otherwise specified, each capitalized term used in this First Amendment shall have the meaning ascribed thereto in the Agreement.  The principles of construction set forth in Section 8.15 of the Agreement shall apply to this First Amendment.

1.1                               Amendment to Section 1.1(d).  The first sentence of Section 1.1(d) of the Agreement is hereby amended to read in its entirety as follows:  “Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Date”) that is the later of (x) April 1, 2016 and (y) 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date.”

1.2                               Amendment to Section 1.3(c).  Section 1.3(c) of the Agreement is hereby amended by deleting the reference to “December 1, 2015” in the definition of the “Confidentiality Agreement” and substituting “December 16, 2015” in lieu thereof.

1.3                               Amendment to Section 2.5(a)(iv).  Section 2.5(a)(iv) is hereby amended to read in its entirety as follows:  “each limited liability company ownership interest of Acquisition Sub then outstanding shall be converted into one newly issued, fully paid and non-assessable share of the common stock of the Surviving Corporation, and thereupon each certificate or other applicable document representing ownership of such limited liability company ownership interests of Acquisition Sub shall thereafter represent ownership of such shares of common stock of the Surviving Corporation.”

1.4                               Amendment to Section 5.2(b)(ii)(A).  Section 5.2(b)(ii)(A) is hereby amended by deleting the sub-clause heading “(5)” that is immediately following the definition of “Acceptable Confidentiality Agreement” and substituting “(7)” in lieu thereof.

1.5                               Amendment to Sub-Clause (a)(iii) of Annex I.  Sub-Clause (a)(iii) of Annex I is hereby amended by deleting the reference to “Section 2” and substituting  “Section 3” in lieu thereof.

ARTICLE II

CONSENTS AND ACKNOWLEDGMENTS

2.1                               Appointment of Solicitation Agent.  Notwithstanding anything to the contrary set forth in the Agreement, Parent hereby consents to the appointment by the Company of Okapi Partners LLC as solicitation and information agent (the “Agent”) in connection with the transactions contemplated by the Agreement; provided, however, that the Company shall, and shall cause the Agent to, keep Parent informed on a timely basis of all material communications between the Company and the Agent, and all material decisions made by the Agent on behalf of the Company, in connection with the transactions contemplated by the Agreement (including, for purposes of the preceding, by keeping Parent (or to the extent requested by Parent, its agent(s)) copied on all material electronic mail correspondence between the Company and the Agent).

2.2                               Liquidation of Subsidiaries of the Company.   Notwithstanding anything to the contrary set forth in the Agreement, Parent hereby consents to the Company taking any reasonable actions consistent with past practice to the extent expressly for the purpose of continuing the on-going (i) liquidation of LeapFrog Mexico S.A. de C.V. and (ii) dissolution and liquidation of LF France S.A.S., in each case in a manner consistent with any disclosures on this subject made in the Company SEC Documents and the Company Disclosure Schedule.

2.3                               Monthly Report.  Parent hereby acknowledges and agrees that the Monthly Report delivered by the Company to Parent on February 17, 2016 (the “January Monthly Report”) shall not constitute a breach of the Company’s obligation to deliver the January Monthly Report within the time period contemplated by Section 5.4(c) of the Agreement; provided, however, that, for the avoidance of doubt, the preceding shall not constitute a waiver or acknowledgement by Parent with respect to the contents of the

January Monthly Report nor with respect to any other Monthly Report required to be delivered by the Company to Parent in accordance with Section 5.4(c) of the Agreement.

ARTICLE III

MISCELLANEOUS

3.1                               Ratification.  Except as expressly modified and amended by this First Amendment, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed and shall continue to be and remain in full force and effect.  Any consent or acknowledgment with respect to the Agreement by any Party set forth in this First Amendment shall not abridge, restrict or affect in any manner any other rights or obligations of the Parties set forth in the Agreement.

3.2                               Counterparts.  This First Amendment may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.3                               Entire Agreement.  This First Amendment, together with the Agreement, the other agreements referred to therein and the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

3.4                               Amendments and Waivers.  This First Amendment may be amended, and any right or claim may be waived by a Party, only in accordance with Section 8.1 and Section 8.2, respectively, of the Merger Agreement.

3.5                               Binding Effect.  This First Amendment shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties hereto and their respective successors and assigns.

3.6                               Governing Law.  This First Amendment is made under, and shall be construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

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Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above.

VTech Holdings Limited,
an exempted company incorporated in Bermuda with limited liability

By:	/s/ Pang King Fai
Name: Pang King Fai
Title: President of the Group

Bonita Merger Sub, L.L.C.,
a Delaware limited liability company

By:	/s/ Nick Delany
Name: Nick Delany
Title: Chief Executive Officer

LeapFrog Enterprises, Inc.,
a Delaware corporation

By:	/s/ John Barbour
Name: John Barbour
Title: Chief Executive Officer

SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER